Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

First State Bancorporation Completes Sale of Loans

     Albuquerque, NM — March 30, 2004 — First State Bancorporation (NASDAQ:FSNM), a New Mexico-based publicly traded company, announced today that it has completed the sale of certain residential mortgage loans obtained in the acquisition of First Community Industrial Bank in 2002. The sale to unrelated third parties included 194 loans with a carrying value of approximately $38.5 million at a price of 97.75 percent.

     “We are pleased to get this sale of mortgage loans closed which will continue our strategy of repositioning our loan portfolio in Colorado and Utah with a greater focus on commercial lending,” stated Michael R. Stanford, President and Chief Executive Officer.

     First State Bancorporation is a $1.6 billion New Mexico based commercial bank holding company. First State provides a full line of commercial and personal banking services to customers through 30 branches located in New Mexico, Colorado, and Utah.

     On Monday, March 29, 2004, First State’s stock closed at $31.05 per share.

     This document includes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement, including lack of available personnel with sufficient specialized experience in our industry.

     First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.